Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Declares
Increase in Annualized Distribution Rate
to $3.26 per Common Unit
Whippany, New Jersey, April 23, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the 21st increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.810 to $0.815 per Common Unit for the three months ended March 28, 2009. The distribution equates to $3.26 per Common Unit annualized, an increase of $0.02 per Common Unit from the previous distribution rate, and a growth rate of 5.2% compared to the second quarter of fiscal 2008. The distribution at this increased rate is payable on May 12, 2009 to Common Unitholders of record as of May 5, 2009.
In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “We are extremely pleased to declare our 12th consecutive increase in our quarterly distribution, which equates to an annualized rate of $3.26 per Common Unit, representing more than 5% growth over the prior year second quarter. Despite the challenges of the economic slowdown, we continue to enhance our financial position and maintain excellent distribution coverage. With our disciplined business approach and financial strength, we are well suited to meet the challenges ahead and to continue to deliver increasing value to our Unitholders.”
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
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